Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordan	Kathy Waller
VP of Finance and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Fourth Quarter 2014 Results

SAN JUAN, Puerto Rico, February 19, 2015 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced consolidated revenues of $577.3 million and net income of $26.5 million, or $0.98 per diluted share for the quarter ended December 31, 2014. For 2014, consolidated revenues amounted to $2.3 billion and net income was $65.7 million, or $2.41 per diluted share.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $565.2 million;
●	Consolidated operating income was $2.0 million;
●	Consolidated loss ratio was 83.5%;
●	Medical loss ratio (MLR) was 87.5%;
●	Managed Care member month enrollment decreased 2.7% year over year.

Ramon Ruiz-Comas, President and Chief Executive Officer of Triple-S Management stated, “We are pleased with the performance of all our lines of business, with the exception of Medicare Advantage.  MLR is steadily improving in our Commercial business while membership has declined, reflecting our disciplined underwriting approach.  We also witnessed solid profitability increases in our other insurance operations. The Life Insurance segment posted a nearly 40% jump in operating income for both the three-month period and the year, while the Property & Casualty business doubled its quarterly operating profit and recorded a nearly fivefold gain for all of 2014. We also had further success in bringing down our administrative expenses, which declined approximately $6 million in the quarter and $27 million for the year, net of Medicaid expansion costs and the implementation of new taxes and regulatory fees.”

Ruiz-Comas continued, “Declining premium revenues and increasing pharmacy costs have presented significant challenges to our MA operation.  Corrective measures have been formulated and are in the process of being implemented, but will require most of 2015 to bear fruit.  Some of our initiatives to improve operating margins include additional efforts to ensure that member conditions are properly identified and captured for consideration in premium calculations; consolidation of IPAs within our provider network to have the best performing practitioners serving our members; targeted actions to improve plan performance as measured by the CMS Star Rating System; renegotiation of certain provider contract provisions; and the consolidation of the MA contracts into a single entity to drive further efficiencies. On another note, we commenced our $50 million repurchase program on November 10, 2014. During the quarter, we bought back $5.3 million, or approximately 230,000 shares, of common stock and have remained active in the market.”

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He concluded, “Given these challenges, the local government’s fiscal situation, the languishing local economy, and the uncertainty surrounding the local government’s tax reform legislation, we believe it is not prudent to provide 2015 guidance.”

Selected Quarterly Details

●	Pro Forma Net Income Was $2.8 Million, or $0.10 Per Diluted Share. Weighted average shares outstanding were 27.1 million. This compares with pro forma net income of $3.0 million, or $0.11 per diluted share, in the corresponding quarter of 2013, based on weighted average shares outstanding of 27.4 million.
●	Managed Care Membership. Our Managed Care membership decreased by 2.2% year over year, reflecting declines in the Commercial fully-insured and self-insured membership of 10.0% and 8.1%, respectively. Medicare membership was up 4.3% year over year, to 117,673, driven primarily by the acquisition of a PDP portfolio. Medicaid membership (all self-funded) rose 0.6%, to 1,428,690.
●	Consolidated Premiums Fell 4.9%, to $522.2 Million. The decrease in consolidated premiums was principally due to lower Managed Care and Property & Casualty premiums, partially offset by higher premiums in the Life Insurance segment. The lower Managed Care premiums primarily reflect the decline in fully-insured Commercial member month enrollment.
●	Administrative Service Fees Were Down 2.6%, to $29.8 Million. The lower service fee income reflects the reduction in self-funded Commercial membership described above.
●	Managed Care MLR Improved 130 Basis Points, to 87.5%. The lower MLR largely reflects favorable prior-period reserve developments in the Commercial sector, offset in part by costs and utilization trends in the Medicare business that remained high relative to decreasing revenue.
●	Consolidated Loss Ratio Fell 150 basis points, to 83.5%. The consolidated loss ratio reflects improvements in the Managed Care MLR and in the Property and Casualty segment’s loss ratio of 130 and 530 basis points, respectively.
Consolidated Operating Expense Ratio Rose 110 Basis Points, to 23.0%. The higher consolidated operating expense ratio was largely the result of the health insurer fee that became effective on January 1, 2014 and a $2.2 million intangible asset impairment, partially offset by the impact of cost containment initiatives. The intangible asset impairment charge is related to the acquisition of a controlling interest in a health clinic.
●	Consolidated Operating Income Increased to $2.0 Million. The increase in operating income primarily reflects improved profitability in the Life and Property & Casualty Insurance segments and a lower operating loss experienced in the Managed Care segment, resulting in a 50-basis-point increase in the consolidated operating margin.
●	Income Tax Benefit Increased to $14.5 million. The quarter’s results include a non-recurring $17.0 million credit to tax expense, related to Puerto Rico Act 239 of December 22, 2014, which lowered tax rates on capital gains and to certain deferred taxes that became realizable.

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	Pro Forma Net Income
(Unaudited)	Three months ended December 31,		Year ended December 31,
(dollar amounts in millions)	2014	2013	2014	2013
Net income	$26.5	$-	$65.7	$55.9
Less pro forma adjustments:
Net realized investment gains (losses), net of tax	8.9	(0.6)	14.8	2.2
Non-recurring tax benefit	17.0	-	17.0	-
Impairment charge	(2.2)	(2.4)	(2.2)	(2.4)
Change in enacted tax rate-capital gains	-	-	(6.3)	-
Special Distribution received Puerto Rico Joint Underwriting Association	-	-	-	12.8
Guaranty Fund assessment	-	-	-	(1.0)
Additional year-to-date current income tax expense after change in enacted tax rate	-	-	-	(2.8)
Deferred tax benefit related to change in enacted tax rate	-	-	-	7.7
Pro forma net income	$2.8	$3.0	$42.4	$39.4
Diluted pro forma net income per share	$0.10	$0.11	$1.56	$1.42

Twelve-Month Recap

For the year ended December 31, 2014, consolidated operating revenues decreased 2.7%, to $2.3 billion, primarily reflecting lower member month enrollment in the Commercial business. Consolidated claims incurred for the 12-month period were $1.75 billion, down 4.8% year over year. The 12-month consolidated loss ratio decreased 120 basis points to 82.1% and the MLR fell 80 basis points, to 85.9%. This decline was driven by favorable prior-period reserve developments, primarily in the Commercial segment. Consolidated operating expenses for the year ended December 31, 2014 were $497.2 million and the operating expense ratio was 22.1%. Pro forma net income for the 12-month period was $42.4 million, or $1.56 per diluted share, based on weighted average shares outstanding of 27.2 million, compared with $39.4 million, or $1.42 per diluted share, based on weighted average shares outstanding of 27.8 million at the same time last year.

Annual Goodwill Impairment Evaluation

We are in the process of evaluating whether the $25.0 million goodwill arising from our acquisition of Triple S Advantage, Inc. (formerly American Health, Inc.) is impaired. We have not concluded the evaluation and the results disclosed in this earnings release do not reflect a goodwill impairment charge. If, as a result of the completion of the evaluation process, the goodwill is determined to be impaired during the fourth quarter of 2014, appropriate disclosures will be provided and the financial statements included in the Corporation’s annual report on Form 10-K will reflect such impairment. Any goodwill impairment charge would be a non-cash item and would not affect the company’s operations, cash flows or liquidity. The company’s long-term debt would not be impacted by this charge.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property & Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues. The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments, and presents them in the corresponding period.

(Unaudited)	Three months ended December 31,				Year ended December 31,
(dollar amounts in millions)	2014	2013	Percentage Change		2014	2013	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$214.3	$230.0	(6.8%)		$882.4	$935.8	(5.7%)
Medicare	249.1	260.1	(4.2%)		1,013.7	1,038.9	(2.4%)
Total Managed Care	463.4	490.1	(5.4%)		1,896.1	1,974.7	(4.0%)
Life Insurance	36.8	34.3	7.3%		142.5	130.6	9.1%
Property and Casualty	22.6	25.4	(11.0%)		92.1	100.3	(8.2%)
Other	(0.6)	(0.7)	14.3%		(2.1)	(2.6)	19.2%
Consolidated premiums earned, net	$522.2	$549.1	(4.9%)		$2,128.6	$2,203.0	(3.4%)
Operating revenues:
Managed Care	$498.2	$526.1	(5.3%)		$2,034.8	$2,103.8	(3.3%)
Life Insurance	42.9	40.2	6.7%		166.2	152.8	8.8%
Property and Casualty	24.9	27.6	(9.8%)		100.7	108.6	(7.3%)
Other	(0.8)	(0.5)	(60.0%)		(2.0)	(1.4)	42.9%
Consolidated operating revenues	$565.2	$593.4	(4.8%)		$2,299.7	$2,363.8	(2.7%)
Operating income:
Managed Care	$(1.5)	$(5.1)	70.6%		$31.4	$36.1	(13.0%)
Life Insurance	6.5	4.7	38.3%		22.6	16.2	39.5%
Property and Casualty	2.5	1.2	108.3%		10.0	2.2	354.5%
Other	(5.5)	(1.2)	(358.3%)		(9.2)	(5.1)	80.4%
Consolidated operating income	$2.0	$(0.4)	600.0%		$54.8	$49.4	10.9%
Operating margin:
Managed Care	(0.3%)	(1.0%)	70	bp	1.5%	1.7%	-20	bp
Life Insurance	15.2%	11.7%	350	bp	13.6%	10.6%	300	bp
Property and Casualty	10.0%	4.3%	570	bp	9.9%	2.0%	790	bp
Consolidated	0.4%	(0.1%)	50	bp	2.4%	2.1%	30	bp
Depreciation and amortization expense	$8.4	$7.8	7.7%		$24.4	$25.6	(4.7%)

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Managed Care Additional Data	Three months ended December 31,		Twelve months ended December 31,
(Unaudited)	2014	2013	2014	2013
Member months enrollment:
Commercial:
Fully-insured	1,208,723	1,347,462	5,025,284	5,503,281
Self-insured	580,846	630,401	2,408,967	2,595,162
Total Commercial	1,789,569	1,977,863	7,434,251	8,098,443
Medicare:
Medicare Advantage	316,823	316,804	1,274,441	1,274,652
Stand-alone PDP	40,223	24,566	163,707	97,496
Total Medicare	357,046	341,370	1,438,148	1,372,148
Medicaid - Self-insured	4,286,975	4,291,181	16,912,990	12,280,349
Total member months	6,433,590	6,610,414	25,785,389	21,750,940
Claim liabilities (in millions)	$249.3	$283.6
Days claim payable	56	60
Premium PMPM:
Managed Care	$295.93	$290.20	$293.36	$287.21
Commercial	177.77	170.69	176.02	170.04
Medicare	697.55	761.93	704.90	757.13
Medical loss ratio	87.5%	88.8%	85.9%	86.7%
Commercial	84.2%	91.9%	85.3%	89.6%
Medicare Advantage	90.3%	85.8%	86.1%	84.0%
Stand-alone PDP	82.4%	90.8%	94.2%	88.9%
Adjusted medical loss ratio	89.7%	85.0%	87.9%	85.1%
Commercial	87.5%	87.3%	88.5%	87.5%
Medicare Advantage	91.5%	82.7%	87.0%	82.7%
Stand-alone PDP	85.5%	94.5%	94.6%	88.5%
Operating expense ratio:
Consolidated	23.0%	21.9%	22.1%	20.7%
Managed Care	19.0%	18.4%	18.5%	17.0%

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Managed Care Membership by Segment	As of December 31,
	2014	2013
Members:
Commercial:
Fully-insured	400,424	445,098
Self-insured	192,697	209,631
Total Commercial	593,121	654,729
Medicare:
Medicare Advantage	104,332	104,655
Stand-alone PDP	13,341	8,184
Total Medicare	117,673	112,839
Medicaid - Self-insured	1,428,690	1,420,371
Total members	2,139,484	2,187,939

 Conference Call and Webcast

Management will host a conference call and webcast on February 19, 2015 at 9:00 a.m., Eastern Time to discuss its financial results for the three months ended December 31, 2014. To participate, callers within the U.S. and Canada should dial 1-855-327-6837, and international callers should dial 1-631-982-4565 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.comor contact kwaller@allwayscommunicate.com.

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Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

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Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited December 31, 2014	December 31, 2013
Assets

Investments	$1,323,859	$1,308,651
Cash and cash equivalents	110,037	74,356
Premium and other receivables, net	315,622	274,939
Deferred policy acquisition costs and value of business acquired	184,100	177,289
Property and equipment, net	78,343	89,086
Other assets	133,775	123,303

Total assets	$2,145,736	$2,047,624

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$935,613	$936,217
Accounts payable and accrued liabilities	279,859	236,902
Long-term borrowings	74,467	89,302

Total liabilities	1,289,939	1,262,421

Stockholders’ equity:
Common stock	27,032	27,469
Other stockholders’ equity	829,297	757,912

Total Triple-S Management Corporation stockholders’ equity	856,329	785,381

Non-controlling interest in consolidated subsidiary	(532)	(178)

Total stockholders’ equity	855,797	785,203

Total liabilities and stockholders’ equity	$2,145,736	$2,047,624

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	Unaudited 2014	Unaudited 2013	Unaudited 2014	2013
Revenues:
Premiums earned, net	$522,213	$549,165	$2,128,566	$2,203,035
Administrative service fees	29,793	30,577	119,302	108,680
Net investment income	12,226	12,539	47,540	47,288
Other operating revenues	949	1,140	4,232	4,778

Total operating revenues	565,181	593,421	2,299,640	2,363,781

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(708)	(1,042)	(1,170)	(1,042)
Net realized gains, excluding other-than-temporary impairment losses on securities	11,777	224	19,401	3,629

Total net realized investment gains (losses)	11,069	(818)	18,231	2,587

Other income, net	1,055	485	2,243	15,263

Total revenues	577,305	593,088	2,320,114	2,381,631

Benefits and expenses:
Claims incurred	435,994	466,951	1,747,595	1,836,201
Operating expenses	127,202	126,923	497,194	478,169

Total operating costs	563,196	593,874	2,244,789	2,314,370

Interest expense	2,300	2,285	9,274	9,474

Total benefits and expenses	565,496	596,159	2,254,063	2,323,844

Income (loss) before taxes	11,809	(3,071)	66,051	57,787

Income tax expense (benefit)	(14,460)	(2,712)	745	2,281

Net income (loss)	26,269	(359)	65,306	55,506

Less: Net loss attributable to the non-controlling interest	237	262	354	418

Net income (loss) attributable to TSM	$26,506	$(97)	$65,660	$55,924

Earnings per share attributable to TSM:

Basic net income per share	$0.98	$-	$2.42	$2.02
Diluted earnings per share	$0.98	$-	$2.41	$2.01

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited 2014	2013

Net cash provided by operating activities	$37,991	$112,948

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	235,282	160,978
Fixed maturities matured/called	31,329	96,597
Equity securities sold	113,942	132,433
Securities held to maturity:
Fixed maturities matured/called	4,127	1,440
Other investments	8,925	-
Acquisition of investments:
Securities available for sale:
Fixed maturities	(288,507)	(323,003)
Equity securities	(69,101)	(132,543)
Securities held to maturity:
Fixed maturities	(935)	(1,325)
Other investments	(483)	(512)
Net outflows from policy loans	(555)	(313)
Acquisition of business, net of cash acquired of $4,618 in the year ended December 31, 2013	-	(4,795)
Net capital expenditures	(4,783)	(11,809)

Net cash provided by (used in) investing activities	29,241	(82,852)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(4,858)	15,123
Net change in short-term borrowings	-	(30,000)
Repayments of long-term borrowings	(14,835)	(11,969)
Repurchase and retirement of common stock	(11,337)	(18,250)
Proceeds from policyholder deposits	9,551	9,212
Surrenders of policyholder deposits	(10,072)	(9,420)

Net cash used in financing activities	(31,551)	(45,304)

Net increase (decrease) in cash and cash equivalents	35,681	(15,208)

Cash and cash equivalents, beginning of period	74,356	89,564

Cash and cash equivalents, end of period	$110,037	$74,356

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